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                                                                     EXHIBIT 4.7

                               AMENDMENT NO. 1 TO
             AMENDED AND RESTATED PREFERRED SHARES RIGHTS AGREEMENT

        Amendment No. 1 (the "AMENDMENT"), dated effective as of January 16, 2002, to the Amended and Restated Preferred Shares Rights Agreement (the "RIGHTS AGREEMENT"), entered into as of March 31, 1997, and amended and restated in full as of July 9, 1997, between Proxim, Inc., a Delaware corporation (the "COMPANY"), and Fleet National Bank f/k/a The First National Bank of Boston, is being executed at the direction of the Company.

        WHEREAS, Fleet National Bank has resigned as Rights Agent under the Rights Agreement;

        WHEREAS, on January 15, 2002, the officers of the Company appointed EquiServe Trust Company, N.A. as the new Rights Agent under the Rights Agreement;

        WHEREAS, on January 15, 2002, the officers of the Company changed certain qualification requirements for a Rights Agent appointed under Section 21 of the Rights Agreement;

        WHEREAS, the Company, Western Multiplex Corporation, a Delaware corporation ("WESTERN MULTIPLEX"), and Walnut-Pine Merger Corp., a Delaware corporation and wholly owned subsidiary of Western Multiplex ("MERGER SUB"), intend to enter into an Agreement and Plan of Reorganization (the "MERGER AGREEMENT") pursuant to which, among other things, Merger Sub will be merged into the Company, and the Company will become a wholly-owned subsidiary of Western Multiplex (the "MERGER");

        WHEREAS, on January 15, 2002, the Board of Directors of the Company resolved to amend the Rights Agreement to render the Rights inapplicable to the Merger and the other transactions contemplated by the Merger Agreement (as defined below); and

        WHEREAS, Section 27 of the Rights Agreement permits the Company from time to time to supplement and amend the Rights Agreement.

        NOW, THEREFORE, in consideration of the foregoing and the agreements, provisions and covenants herein contained, the parties agree as follows:

        1. Section 1(q) of the Rights Agreement is hereby amended to read in its entirety as follows:

        "EXPIRATION DATE" shall mean the earliest to occur of: (i) the Close of Business on the Final Expiration Date, (ii) the Redemption Date, (iii) the time at which the Board of Directors orders the exchange of the Rights as provided in
Section 24 hereof, or (iv) upon the Effective Time (as such term in defined in the Merger Agreement).

        2. Section 1(cc) of the Rights Agreement is hereby amended to read in its entirety as follows:

        "RIGHTS AGENT" shall mean EquiServe Trust Company, N.A. or its successor or replacement as provided in Sections 19 and 21 hereof or any additional Person appointed pursuant to Section 2 hereof.


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        3. Section 1 of the Rights Agreement is hereby amended by adding the following new paragraph at the end of Section 1(a):

        "Notwithstanding anything in this Agreement that might otherwise be deemed to the contrary, neither Western Multiplex nor any of its Affiliates or Associates shall be deemed an Acquiring Person and none of the Distribution Date, Shares Acquisition Date, Section 13 Event or Triggering Event shall be deemed to occur, in each such case, by the approval, execution, delivery or performance of the Merger Agreement among Western Multiplex, Walnut-Pine Merger Corp., a wholly owned subsidiary of Western Multiplex and the Company, the Merger (as defined in the Merger Agreement) or the consummation of the other transactions specifically contemplated by the Merger Agreement, including the approval, execution, delivery or performance of the Proxim Voting Agreements (as defined in the Merger Agreement) and the Irrevocable Proxies attached thereto, each dated as of January 16, 2002 between Western Multiplex and certain stockholders of the Company. No such event shall entitle or permit the holders of the Rights to exercise the Rights or otherwise affect the rights of the holders of Rights, including giving the holders of the Rights the right to acquire securities of any party to the Merger Agreement."

        3. Section 21 of the Agreement is hereby amended to read in its entirety as follows:

        "CHANGE OF RIGHTS AGENT. The Rights Agent or any successor Rights Agent may resign and be discharged from its duties under this Agreement upon thirty
(30) days' notice in writing mailed to the Company and to each transfer agent of the Common Shares or Preferred shares by registered or certified mail and to the holders of the Right Certificates by first-class mail. The Company may remove the Rights Agent or any successor Rights Agent upon thirty (30) days' notice in writing, mailed to the Rights Agent or successor Rights Agent, as the case may be, and to each transfer agent of the Common Shares or Preferred Shares by registered or certified mail, and to the holders of the Right Certificates by first-class mail. If the Rights Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Rights Agent. If the Company shall fail to make such appointment within a period of thirty (30) days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by the holder of a Right Certificate (who shall, with such notice, submit such holder's Right Certificate for inspection by the company), then the registered holder of any Right Certificate may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Company or by such a court, shall be a corporation or trust company organized and doing business under the laws of the United States, in good standing, which is authorized under such laws to exercise corporate trust or stock transfer powers and is subject to supervision or examination by federal or state authority and which has individually or combined with an affiliate at the time of its appointment as Rights Agent a combined capital and surplus of at least $100 million dollars. After appointment, the successor Rights Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment, the Company shall file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Common Shares or Preferred Shares, and mail a notice thereof in writing to the registered holders of the Right Certificates. Failure to give any notice provided for in this Section 21, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.


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        4. The Rights Agreement shall not otherwise be supplemented or amended by virtue of this Amendment, but shall remain in full force and effect. All defined terms and definitions in the Agreement shall be the same in the Amendment except as specifically revised by the Amendment. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same amendment and each of which shall be deemed an original.

        5. This Amendment No. 1 shall be deemed a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

                           [SIGNATURE PAGE TO FOLLOW]


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        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.



PROXIM, INC.                                       FLEET NATIONAL BANK

/s/ DAVID C. KING                                  /s/ CAROL MULVEY-EORI
-------------------------------                    -----------------------------
By:  David C. King                                 By: Carol Mulvey-Eori
Title: Chairman and                                Title:  Managing Director,
Chief Executive Officer                            Client Administration

                                                   EQUISERVE TRUST COMPANY, N.A.


                                                   /s/ CAROL MULVEY-EORI
                                                   -----------------------------
                                                   By:  Carol Mulvey-Eori
                                                   Title:  Managing Director,
                                                   Client Administration



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